Exhibit 23.1
Consent of Independent Auditor
We consent to the incorporation by reference in the registration statement (No. 333-140254) on Form S-3 and (No. 333-135155) on Form S-8 of T-3 Energy Services, Inc. of our report dated October 8, 2007, with respect to the consolidated balance sheets of Energy Equipment Corporation and Subsidiary as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, which report appears in the November 1, 2007 current report on Form 8-K of T-3 Energy Services, Inc.
Hein & Associates LLP
Houston, Texas
November 1, 2007